Exhibit 10.15

CASTELLE
DISTRIBUTOR AGREEMENT

DISTRIBUTOR AGREEMENT  dated as of the 31st day of May between Macnica, Inc. hereafter referred to as “ Distributor” with its principal office located at Hakusan Hi-tech Park 1-22-2 Hakusan Midori-ku Yokohama Japan and Castelle, a California corporation having its place of business at 855 Jarvis Drive, Suite 100, Morgan Hill, California, 95037, hereinafter referred to as “Castelle” .

WHEREAS, Distributor desires to purchase from Castelle and Castelle desires to sell to Distributor upon the terms and conditions set forth herein the products listed in the Castelle Price List for Distributors set forth in Appendix A (“Products” and “Price”);

NOW THEREFORE, the parties agree as follows:

1.	APPOINTMENT OF DISTRIBUTOR

1.1 Castelle hereby appoints Distributor as an exclusive Distributor of Products. For a period of one (1) year commencing from the date of this Agreement. Castelle hereby appoints Macnica as its exclusive distributor for the sale of the product(s) set forth below in Japan. This exclusivity is contingent upon meeting requirements set forth in Appendix B.

FaxPress Family of FaxServers

Castelle represents and warrants to Macnica that it has the exclusive right to appoint Macnica as its exclusive distributor and such appointment and any subsequent sale by Macnica of such Castelle products will not violate any third party concerning any of the Castelle products or their components. Macnica acknowledges that Castelle retains ownership and proprietary rights to the Castelle products and that Castelle retains the right to manufacture, distribute and sell the Castelle products worldwide.

1.2
Castelle reserves the right to negotiate and sell direct on OEM accounts. Castelle reserves the right to negotiate and sell direct on OEM accounts which Distributor brings to Castelle subject to mutual compensation discussions with distributor.

1.3	Distributor shall use its best efforts to solicit and to service customers in the Territory so as to promote the goodwill, name and interest of Castelle and its Products.

2. TERM OF AGREEMENT

The initial term of this Agreement shall be for a period of one (1) year, beginning on the date first above written. Thereafter, this agreement shall be renewed for successive periods of one year without further notice, unless terminated sooner as provided under the provisions of this agreement.

3. DISTRIBUTOR’S RESPONSIBILITIES

The Distributor recognizes that expertise and commitment on its part are necessary for the effective marketing, promotion and support of the Products. Distributor agrees that it will act as follows:

3.1.	Sales Promotion

Castelle Distributor Agreement	1

Exhibit 10.15

Distributor will use its best efforts to develop business and promote the sale and licensing of Products. Distributor shall maintain a sales organization knowledgeable in the products which actively solicits the sale of Products. Distributor will support Castelle sales promotion programs when and if such are made available. Distributor will effectively demonstrate appropriately configured Products from each product family it purchases for resale.

3.2	Reports/Rescheduling

Distributor agrees to provide Castelle at Castelle’s request within the first week of each quarter with a forecast of its projected requirements for each Product, by model, for the next six (6) months. Such forecast shall not be binding on either Distributor or Castelle. Distributor, agrees, however, that faulty forecasting by Distributor may affect Castelle’s ability to deliver Product in a timely manor.

4.	PRICING

	4.1.	Distributor’s Prices

Subject to adjustments described herein, Distributor’s prices for Products shall be as set forth in Appendix A attached hereto. All prices are stated in U.S. dollars, ex-factory: Castelle Inc, Santa Clara, California, U.S.A.

	4.2	Price Adjustments

Castelle may change its prices set forth on Appendix A attached hereto at any time, provided that no such price increase shall be effective until thirty (60) days after notice by Castelle to Distributor of such change. Price decreases may be effective immediately on the date of notification by Castelle. All price adjustments shall apply to Products ordered, but not shipped, after the effective date of such change.

	4.3	Product List Price In Distributor’s Territory

Castelle and Distributor agree that it is in the best interest of both parties that the end user recommended Retail Prices for the Product’s quoted by the Distributor, or Distributor’s resellers, in the Territory be competitive to motivate and promote the purchases by end users of Castelle Products. Distributor shall exercise its best efforts to quote and promote competitive prices in the currency of the Territory.

5.	Discontinuance And Cancellation Of Products

5.1
If during the term of this Agreement, Castelle discontinues a product, Castelle agrees to place an order for such discontinued Product (s) during the notification period for delivery within six (6) months after the end of such notice period, but Castelle’s acceptance of such orders shall be on an “as available” basis. Distributor may with ninety (90) days after receipt of such notice, notify Castelle in writing of Distributor’s intention to return any or all products in its inventory which have been so discontinued. Distributor shall receive full credit for all such products so returned. Any such credit shall be in the amount of the actual net invoice price paid by Distributor for the discontinued products less any prior credits.

	5.2	If during this agreement, Castelle discontinues an OEM product, Castelle agrees to provide distributor with ninety (90) days prior written notice of product’s discontinuance.

Castelle Distributor Agreement	2

Exhibit 10.15

Castelle will continue to provide technical support and repair parts for 5 years after the date of discontinuance.

5.3
Distributor may, by prior written notice to Castelle, defer and/or cancel non-OEM product delivery once without penalty, provided such notice is received by Castelle not less than thirty (30) days prior to the scheduled ship date. Distributor may assess a fee equal to five percent (5%) of the net invoice price on all other changes.

6.	Stock Rotation

6.1
At the beginning of each calendar quarter during the term of this Agreement Distributor may return one (1) consolidated shipment of Products to Castelle, freight prepaid, for credit against future orders provided Distributor meets the following criteria: (i) The total value of the returned products shall not exceed five percent of the net Product purchases by Distributor during the immediate prior calendar quarter, (ii) All returned products must be in their unopened, original packaging: be in new condition; be on Castelle’s currently available Product Price List; be on the Distributor’s inventory for less than six (6) months; and not have been abused or damaged; (iii) Distributor shall not return any Products for the same identical product model; (iv) At the time of the return, distributor must place an irrevocable Purchase order with Castelle having a net value of not less than the value of the returned product. (v) Any Products that have been customized cannot be returned to Castelle.

6.2
Castelle shall, at its sole option, repurchase Distributor’s inventory which is current, saleable and in Castelle’s original shipping carton at the same prices which Distributor paid for such products less aggregate amount of all credits previously issued with respect to such Products. Castelle shall promptly inspect all products returned by Distributor and shall advise distributor of any Product which is damaged and not acceptable to Castelle for repurchase.

7.	PRODUCT ALLOCATION

In the event of a shortage of any Product for any reason, Castelle shall have the right to allocate available Products in such manner as Castelle chooses.

8.	SHIPMENT

All products delivered pursuant to the terms of this Agreement shall be suitable packed in Castelle’s standard shipping cartons, marked for shipment at Distributor ’s address set forth above, and delivered to Distributor or its carrier F.O.B. Castelle’s manufacturing plant, at which time title to such Products and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, Castelle shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at Castelle’s plant.

9.	Payment Terms

	9.1	Products

Payment by Distributor for all Products hereunder shall be by Telephonic Transfer (“ TT”) for payment in the United States to Castelle at a bank approved by Castelle.

Castelle Distributor Agreement	3

Exhibit 10.15

Terms of payment shall be the 20th of each month for orders shipped in the previous month.

	9.2	Past Due Accounts

In the event that Distributor’s account is past due, Castelle may, ipso jure and without notice, charge and Distributor shall pay a finance charge equal to one and one-half percent (1 ½ %) per month, or the maximum amount allowed by law, whichever is less upon the unpaid balance. until the date of payment, provided, however, that no such finance charge shall be assessed on any invoice disputed in good faith by Distributor and for which Distributor has notified Castelle by confirmed telefax with in ten (10) days of receipt of invoice. Distributor shall pay all of Castelle’s costs and expenses (including reasonable attorney’s fees incurred in enforcing Castelle’s right under Section 7.)

	9.3	Taxes and Duties

The prices stated are exclusive of Taxes and Duties. Any Taxes and Duties related to this Agreement shall be paid by Distributor (other than a tax measured by Castelle ’s net income) or in lieu thereof. Distributor shall provide an exemption certificate of acceptable to the local taxing authorities. All Taxes and Duties shall be billed as a separate item on the invoice.

	9.4	Withholding

In the event that any Government in the Territory shall require the withholding of any sums, however designated, which may be payable hereunder, there shall be added to amounts due the amount of such withholding, so that Castelle shall receive from Distributor the same and equal amount as it would have received with such withholding.

	9.5	Currency

All prices and charges under this Agreement are stated and shall be paid in United States dollars. Distributor agrees to take all necessary actions required, including registration of this Agreement and appellation for permission to make payments to Castelle hereunder, with the appropriate government authorities of Distributor ’s jurisdiction, or such other institution or official, and to take such other measures as may be necessary to comply with any government currency controls in effect in Distributor’s jurisdiction, as soon as reasonably practicable after execution of this Agreement.

	9.6	Currency Control

Distributor represents and warrants that no currency control laws applicable in the Territory will prevent the payment to Castelle of any sums due under this Agreement.

10.	WARRANTY

	10.1	Standard Limited Warranty

Castelle grants to Distributor Castelle’s standard limited warranty for the Products, including the limitations set forth in Subsections 10.2 and 10.3 below. The Software and associated hardware will operate substantially in accordance with specifications (but no warranty of error free or uninterrupted use is made) for a period of one (1) year from the date of end-user installation. In addition, hardware components of the Product are warranted to be free from defect in materials and workmanship for a period of one year from the date of end-user installation. Any software or associated hardware which does not meet this warranty may he returned to Castelle for repair, replacement or refund at

Castelle Distributor Agreement	4

Exhibit 10.15

Castelle’s option. This warranty is contingent upon proper use of a Product in the application for which it was in tended and does not cover Products that were modified without Castelle’s approval or that were subjected to unusual physical or electrical stress.

In consideration of the time required to ship, test and install the product at the customer site, the warranty period will be deemed to begin on the earlier of actual installation or ninety (90) days after product shipment to Distributor.

10.2	No Other Warranty

EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, CASTELLE GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE.

10.3	Limitation of Liability

CASTELLE’S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF DISTRIBUTOR’S PURCHASE PRICE. IN NO EVENT SHALL CASTELLE BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY DISTRIBUTOR OR DISTRIBUTORS CUSTOMER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR FOR ANY LOSS OF DATA, PROFITS OR USE OF THE PRODUCT. THESE LIMITATIONS SHALL APPLY DESPITE THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.	Patent Indemnification

Castelle shall defend any claim, suit or proceeding brought against Distributor so far as it is based on a claim that the use of any products delivered hereunder infringes a U.S. patent or copyright, provided that Castelle is given prompt written notice of the claim, all necessary information and assistance and sole authority to defend or settle the claim and Castelle shall pay all damages and cost awarded against Distributor but shall not be responsible for any cost, expense or compromise incurred by Distributor without Castelle’s prior written consent.

If any product is in Castelle’s opinion likely to or does become the subject of a claim for patent infringement, Castelle may at its option and expense procure for Distributor the right to continue using the product, modify it so that it becomes non-infringing, or grant Distributor a credit for the purchase price of the product, as depreciated.

12.	LIMITATION ON LIABILITY

In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement of damages on account of the loss of prospective profits or anticipated sales or an account of expenditures, inventory, investments, leases or commitment in connection with the business or goodwill of Castelle or Distributor. Termination shall not, however, either party of obligations incurred prior to the termination.

13.	LIMITATIONS OF REMEDIES

The remedies provided herein are Distributor’s sole and exclusive remedies.

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Exhibit 10.15

IN NO EVENT WILL THE TOTAL LIABILITY OF CASTELLE HEREUNDER, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) EXCEED THE TOTAL AMOUNTPAID BY DISTRIBUTOR FOR THE PARTICULAR PRODUCTS OR SERVICES WHICH ARE THE SUBJECT OF A SPECIFIC CLAIM. IN NO EVENT WILL CASTELLE BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY INCLUDING, BUT NOT LIMITED TO ANY SUBSEQUENT PURCHASER OR USER OR ANY SALES REPRESENTATIVE OF ANY DAMAGES INCLUDING ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL, SPECIAL, INDIRECT, COVER OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF OR INABILITY TO USE THE PRODUCT EVEN IF CASTELLE OR AN AUTHORIZED CASTELLE DISTRIBUTOR HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATION SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14.	SALES SUPPORT MATERIALS

Castelle will provide Distributor with an initial package of sales literature. Additional sales promotional literature and marketing materials will be available at a fee. Distributor will also pay shipping charges of these materials.

15	TERMINATION

This Agreement may be terminated ;

(a)
by either party in the event that either party ceases to function as a going concern or to conduct its operations in the normal course of business, or a receiver for it is appointed or applied for, or a petition under the Federal Bankruptcy Act is filed by or against it, or it makes an assignment for the benefit or creditors.

(b)
by Castelle, if Distributor assigns this Agreement or any of its rights hereunder, the word “assign” to include, without limiting the generality thereof, a transfer of a majority interest in Distributor or a sale of substantially all of the assets of the Distributor.

(c)
by either party, upon ninety (90) days written notice if the other party shall fail in any material respect to perform or observe any of its obligations hereunder (including the obligations in Section 11 regarding distribution of the warranty policy of Castelle and the obligations in Section 4 and Appendix B regarding minimum purchase requirements in the Territory) or fail to pay any amounts due and such party has failed to cure such default after receipt of written notice of such default.

Upon termination of the Agreement for other than Distributor’s breach, Castelle shall continue to fill, subject to the terms of Sections 3, 4 and 5 above, all orders accepted by Castelle prior to the date of termination.

Upon termination of this Agreement, Distributor agrees to remove all references describing Distributor as a Distributor of Castelle products on brochures, advertisements and other printed materials, and to cease representing itself as the same.

Castelle Distributor Agreement	6

Exhibit 10.15

16.	PROPERTY RIGHTS AND CONFIDENTIALITY

16.1	Property Rights

Distributor agrees that Castelle owns all right, title, and interest in the product lines that include the Products and in all of Castelle’s patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the products.

16.2	Trade Mark

Subject to terms and conditions of this agreement, the Distributor shall use and is hereby authorized to use the same product names and other trademarks of which Castelle remains ownership as the company uses to market and identify the product.

16.3	Sale Conveys no Right to Manufacture or Copy

The Products are offered for sale and are sold by Castelle subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products, except as permitted in Subsection 12.1 above. Distributor shall take appropriate steps with its customers, as Castelle may request, to inform them of and assure compliance with the restrictions contained in this Subsection 17 (b).

16.4	Confidentiality

The Distributor and its employees shall not directly or indirectly, divulge or reveal to any person any information deemed confidential by Castelle without Castelle’s prior written consent. For purposes of this Agreement, the term “confidential information” shall mean information deemed proprietary to Castelle or not generally known in Castelle’s industry and disclosed by Castelle to the Distributor, or known to the Distributor as a consequence of this Agreement or actions taken pursuant hereto.

17.	GENERAL

17.1
This Agreement shall be governed by the laws of the State of California as applied to contracts entered into and performance within that state by residents thereof. Distributor may not assign any of its rights under the Agreement without the express written consent of Castelle. All rights and remedies conferred under the Agreement shall be cumulative and may be exercised singularly or concurrently. This Agreement constitutes the entire agreement between the parties with respect to the subject mater hereof and shall supersede all previous writings and communications between the parties. No changes to these terms be binding unless expressly confirmed in writing by an authorized representative of Castelle. Failure by either party to enforce any Agreement term shall not be deemed a waiver of future enforcement of that or any other term.

17.2
Distributor agrees to comply with all applicable laws and regulations. Distributor understands that Castelle is subject to regulation by agencies of the U.S. Government,including the U.S. Department of Commerce and U.S. Department of Defense, which

Castelle Distributor Agreement	7

prohibit export or diversion of Castelle’s Products to certain countries. Distributor warrants that it shall not sell any Products in countries or to users not approved to receive classified or sensitive technical equipment or data under applicable U.S. laws and regulations, and that it will abide by such laws and regulations. Distributor shall hold harmless and indemnify Castelle for any damages resulting to Castelle from a breach of this Section 18.2 by Distributor.

18.	SURVIVAL

Sections 11 (Warranty), 12 (Patent Indemnification), 17 (Property Rights and Confidentiality) and Distributor’s obligations to pay for Products received will survive termination of this agreement.

IN WITNESS TIIEREOF, the parties have executed this Agreement by their duly authorized representatives.

CASTELLE	DISTRIBUTOR

By	By

/s/ Donald L. Rich	/s/ Haruki Kamiyama

Name (please print)	Name (please print)

Donald L.Rich	Haruki Kamiyama

Title	Title

President, Chief Executive Officer	President

Date	Date

May 31, 2001	May 22, 2001

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